PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-36490
(To Prospectus dated April 15, 2010)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Utilities HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Utilities HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14.0000	NYSE
CenterPoint Energy, Inc.	CNP	13.0000	NYSE
Consolidated Edison, Inc.	ED	9.0000	NYSE
Dominion Resources, Inc.	D	22.0000	NYSE
Duke Energy Corporation	DUK	30.0000	NYSE
Dynegy, Inc.1	DYN	2.4000	NYSE
Edison International	EIX	15.0000	NYSE
El Paso Corporation	EP	10.0000	NYSE
Entergy Corporation	ETR	10.0000	NYSE
Exelon Corporation	EXC	30.0000	NYSE
FirstEnergy Corporation	FE	10.0000	NYSE
NextEra Energy Inc.	FPL	16.0000	NYSE
PG&E Corporation	PCG	17.0000	NYSE
Progress Energy, Inc.	PGN	7.0000	NYSE
Public Service Enterprise Group, Inc.	PEG	20.0000	NYSE
RRI Energy, Inc.	RRI	10.2518	NYSE
The Southern Company	SO	29.0000	NYSE
The Williams Companies, Inc.	WMB	20.0000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 15, 2010.

1 On May 25, 2010, the 1-for-5 reverse stock split of Dynegy Inc., an underlying constituent of the Utilities HOLDRS Trust, became effective.  As a result, the quantity of shares of Dynegy Inc. represented by each 100 share round-lot of Utilities HOLDRS will decrease from 12 shares to 2.4 shares.  Starting May 26, 2010, deposits of shares of Dynegy Inc. for creations of Utilities HOLDRS will decrease from 12 shares to 2.4 shares per round-lot of 100 Utilities HOLDRS.